Exhibit 10.3

AMENDMENT NUMBER ONE

TO THE

REWARDS NETWORK INC.

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Amendment Number One is effective as of August 16, 2010, by and between Rewards Network Inc., a Delaware corporation (the “Company”), and                  (“Holder”), and hereby amends the Restricted Stock Unit Award Agreement dated February 19, 2008 by and between the Company and Holder (the “Agreement”).

I.

The first sentence of the introductory paragraph of the Agreement is hereby amended by inserting the phrase “, as the same may be amended from time to time” immediately after the phrase “2006 Long-Term Incentive Plan” where it appears therein.

II.

The clause immediately following the heading Vesting Requirement in Section 3.1 of the Agreement is hereby amended in its entirety to read as follows:

“The Award shall vest as follows:”

III.

Section 3.1 of the Agreement is hereby amended by inserting the following subsection at the end thereof:

“Acceleration on a Change in Control

Notwithstanding the foregoing or Section 7(f) of the Plan, if there is a Change in Control that occurs on or after August 16, 2010, but prior to the earlier of (i) February 19, 2011 and (ii) the date on which the Board or the Strategic Coordination Committee of the Board terminates the process of evaluating strategic alternatives as previously announced by the Company on June 9, 2010, and Holder is an employee of the Company on the date of such Change in Control, the vesting of the remaining [            ] shares of Stock subject to the Award that are not vested as of August 16, 2010 shall be immediately accelerated.”

IN WITNESS WHEREOF, the parties hereto have executed this Amendment Number One as of the date first written above.

REWARDS NETWORK INC.

By:
Name:	Ronald L. Blake
Title:	President and CEO

HOLDER